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                                                                     EXHIBIT (a)

Form of Letter to Unitholders, dated June 4, 2003, from John F. Rothman and Ronald A. Young.


              [LETTERHEAD OF JOHN F. ROTHMAN AND RONALD A. YOUNG]


                                                  June 4, 2003

To the Holders of Limited Partnership Units of Casa Munras Hotel Partners, L.P.:

      John F. Rothman ("Rothman") and Ronald A. Young ("Young"), Managing Members of Casa Munras GP, LLC, the general partner of Casa Munras Hotel Partners, L.P. (the "Partnership"), currently intend to make a tender offer to purchase up to 400 limited partnership units ("Units") of the Partnership for $500 each, in cash. The Partnership's Units were the subject of a recent tender offer (the "MacKenzie Offer") by MacKenzie Patterson, Inc. and its affiliates ("MPI"). Pursuant to the MacKenzie Offer, which is set to expire at 12:00 midnight on June 30, 2003, MPI offered to purchase up to 200 Units for $225 per Unit, net to the selling holder of Units ("Unitholder") in cash.

      Rothman and Young have not yet commenced the tender offer that is referred to in this communication. Upon commencement of such tender offer, Rothman and Young will file with the Securities and Exchange Commission a Schedule TO and related exhibits, including an Offer to Purchase, the Letter of Transmittal and other related documents. Unitholders are strongly encouraged to read the Schedule TO and related exhibits, including the Offer to Purchase, the Letter of Transmittal and other related documents, when these become available because they will contain important information about the tender offer. The Schedule TO and related exhibits will be available without charge at the Securities and Exchange Commission website at www.sec.gov and will be delivered without charge to all Unitholders.

                                          Very Truly Yours,


                                          -------------------------
                                          John F. Rothman


                                          -------------------------
                                          Ronald A. Young